Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Dynavax Technologies Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share, reserved for future grant under the Dynavax Technologies Corporation 2018 Equity Incentive Plan	457(c) and 457(h)	15,000,000	$11.43(2)	$171,450,000.00	$0.0000927	$15,893.42
	Total Offering Amounts				$171,450,000.00		$15,893.42
	Total Fees Previously Paid						—
	Total Fee Offsets						—
	Net Fee Due						$15,893.42

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Dynavax Technologies Corporation’s (the “Registrant”) common stock, par value $0.001 per share (the “Common Stock”), that become issuable under the Dynavax Technologies Corporation 2018 Equity Incentive Plan (as amended from time to time, the “2018 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2) This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act. The offering price per share and the aggregate offering price are calculated based on the average of the high and low sale prices per share of the Common Stock as reported on The Nasdaq Capital Market on May 25, 2022, rounded up to the nearest cent.